UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spirit Realty Capital, Inc.

Notice of

2015 Annual Meeting of Stockholders

And

Proxy Statement

16767 N. Perimeter Drive, Suite 210 Scottsdale, Arizona 85260

April 17, 2015

Dear Stockholder:

You are cordially invited to attend Spirit Realty Capital, Inc.’s (“Spirit”) 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 10:00 a.m. local (Central) time on Thursday, May 28, 2015 at The Crescent Club, located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201.

The attached notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

This year we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders over the Internet. On or about April 17, 2015, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Notice of Annual Meeting, Proxy Statement, and 2014 Annual Report to Stockholders as well as how to vote. Some stockholders may, if they have so previously requested, receive paper copies of these materials by mail or by email. If you only received a Notice of Internet Availability of Proxy Materials by mail, the Notice also contains instructions on how you can receive a paper copy of the proxy materials and 2014 Annual Report.

Your vote is very important to us. I urge you to vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

On behalf of the Board of Directors and employees of Spirit, we appreciate your continued support.

Sincerely,

Thomas H. Nolan, Jr.

Chairman of the Board of Directors

Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

16767 North Perimeter Drive, Suite 210 – Scottsdale, Arizona 85260

WHEN:

Thursday, May 28, 2015

10:00 a.m. local (Central)

WHERE:

The Crescent Club

200 Crescent Court, 17th Floor

Dallas, Texas 75201.

ITEMS OF BUSINESS:

1.	The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	A non-binding, advisory resolution to approve our named executive officer compensation as described in the accompanying Proxy Statement; and

4.	Such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE:

You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of Spirit Realty Capital, Inc. common stock at the close of business on March 30, 2015, the record date for the meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our headquarters located at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Please vote your shares promptly by telephone, over the internet or, if you have requested paper copies of our proxy materials, by mail by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to have your shares voted.

By Order of our Board of Directors,

Ryan A. Berry

Senior Vice President, General Counsel and

Corporate Secretary

Scottsdale, Arizona

April 17, 2015

16767 North Perimeter Drive, Suite 210 – Scottsdale, Arizona 85260

PROXY STATEMENT

April 17, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit,” “we”, “us” or the “Company”), of proxies to be exercised at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. local (Central) time on Thursday, May 28, 2015 at The Crescent Club, located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201, and at any postponement(s) or adjournment(s) thereof. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2015 Annual Meeting of Stockholders (the “Proposals”), proxies are solicited to give all stockholders of record at the close of business on March 30, 2015, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

We are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet, as permitted by the Securities and Exchange Commission’s (“SEC”) rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 17, 2015, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 28, 2015:

This Proxy Statement, our 2014 Form 10-K and our 2014 Annual Report are available at

www.voteproxy.com.

HOUSEHOLDING

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and who have the same last name or consent in writing. If your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will deliver the requested additional copy promptly following our receipt of your request.

The Company’s principal executive office is located at 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, our telephone number is (480) 606-0820 and our website is www.spiritrealty.com.*

* Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

THE ANNUAL MEETING AND VOTING

QUORUM

The holders of a majority of our common shares outstanding as of the close of business on March 30, 2015 must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

WHO CAN VOTE

Holders of our common stock at the close of business on March 30, 2015 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 418,401,109 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

A list of all Spirit stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our principal executive offices located at 16767 N. Perimeter Dr., Suite 210, Scottsdale, AZ 85260.

HOW TO VOTE

You may vote your shares in one of several ways, depending on how you own your shares.

Stockholders of Record

If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (800) 776-9437 in the United States or (718) 921-8500 from foreign countries, 24-hours a day, seven days a week until 11:59 p.m. Eastern time on May 27, 2015. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.voteproxy.com, 24-hours a day, seven days a week until 11:59 p.m. Eastern time on May 27, 2015. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, it will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

✓	FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);
✓	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 2);
✓	FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and
•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

HOW TO REVOKE YOUR VOTE

If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;
•	Vote by telephone or over the internet no later than 11:59 p.m. Eastern time on May 27, 2015;
•	Deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 16767 N. Perimeter Dr., Suite 210, Scottsdale, Arizona 85260, before your proxy is voted at the Annual Meeting; or
•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

ATTENDING THE ANNUAL MEETING

You are entitled to attend the Annual Meeting only if you were a Spirit stockholder as of the close of business on March 30, 2015 or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 30, 2015, the record date. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 30, 2015;
•	The Notice of Internet Availability of Proxy Materials;
•	A printout of the proxy distribution email (if you receive your materials electronically);
•	A proxy card;
•	A voting instruction form; or
•	A legal proxy provided by your broker or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

OVERVIEW OF 2014 PERFORMANCE

2014 PERFORMANCE

The following overview has been prepared to assist you in reviewing our 2014 performance and the matters to be considered at the Annual Meeting. For additional information, please review our Annual Report on Form 10-K for the year ended December 31, 2014 and other information contained in this Proxy Statement.

Total Shareholder Return (“TSR”):  Spirit’s common stock performed well again in 2014, generating a TSR of 28.3%, which includes stock appreciation and the reinvestment of dividends. During the year, our shareholders received dividends of $255.8 million, or $0.665 per common share. In December, we increased our dividend by 2.3% to a new annualized rate of $0.680 per common share.

The following graph shows our cumulative stock performance for the period beginning with the initial listing of our common stock on the NYSE on September 20, 2012 and ending on December 31, 2014, with stock prices retroactively adjusted for the 1.9048 exchange ratio established in connection with our merger with and into Cole Credit Property Trust II, Inc. (the “Cole II Merger”) that was completed on July 17, 2013. The graph assumes a $100 investment in each of the indices on September 20, 2012 and the reinvestment of all dividends. The graph also shows the cumulative total returns of the S&P Index and industry peer groups. Our stock price performance shown in the following graph is not indicative of future stock price performance.

Improved Balance Sheet Strength and Flexibility:  Throughout 2014, we executed on a series of transactions to improve the strength and flexibility of our balance sheet. We extinguished approximately $600 million of high coupon secured debt, reducing the weighted average stated interest rate of our outstanding indebtedness to 5.03% at the end of 2014, from 5.82% at the end of 2013. In addition, we reduced our secured indebtedness to 83% of our total debt at the end of 2014 from over 99% at the end of 2013.

Source: data compiled from Spirit Realty Capital, Inc. Annual Report on Form 10-K.

Measured and Meaningful Growth:  Our total revenues increased 43.7% to $602.9 million in 2014, compared to $419.5 million in 2013. While this revenue growth was significantly attributable to assets acquired in the Cole II Merger, we also acquired 361 new properties in 2014 for $968.6 million at an initial cash yield of approximately 7.5%. At December 31, 2014, our portfolio of 2,509 properties was diversified across 49 states representing 454 tenants and 27 industries, with approximately 45% of our annual rental revenues derived from master leases, and 89% of our single-tenant leases providing for periodic rent increases.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

The following table provides a summary about our nine director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served Since	Independence	Current Committees
Thomas H. Nolan, Jr.	57	2011	Employed by Spirit Realty Capital, Inc.
Kevin M. Charlton	49	2009	Independent	Compensation; Nominating & Corporate Governance
Todd A. Dunn	51	2012	Independent	Audit; Nominating & Corporate Governance
David J. Gilbert	57	2012	Independent	Audit; Compensation (Chairperson)
Richard I. Gilchrist	69	2012	Independent	Compensation; Lead Independent Director
Diane M. Morefield	56	2012	Independent	Audit (Chairperson)
Sheli Z. Rosenberg	73	2013	Independent	Compensation; Nominating & Corporate Governance
Thomas D. Senkbeil	65	2013	Independent	Audit
Nicholas P. Shepherd	56	2012	Independent	Nominating & Corporate Governance (Chairperson)

For additional information regarding our nominees, please see “Our Board of Directors” later in this document.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

Ernst & Young LLP audited our financial statements for the year ended December 31, 2014 and has been our independent registered public accounting firm since our 2012 initial public offering (“IPO”). An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer and our three additional highest paid executives) as disclosed in this Proxy Statement in accordance with SEC rules.

Our Board of Directors recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers, disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: enabling us to attract, motivate and retain executive talent who are critical to our success; linking the compensation of our executives to the achievement of operational and strategic goals of the Company; providing balanced incentives to our executives that do not promote excessive risk-taking; and encouraging our executives to become and remain long-term stockholders of the Company. These programs reward corporate and individual performance that achieve pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.

The following is a summary of some of the key elements of our executive compensation program and practices. We urge our stockholders to review the “Compensation Discussion and Analysis” section below and tabular and other disclosures in this Proxy Statement for more information.

Our next vote on a “say-on-pay” proposal after the vote on this Proposal 3 is expected to be held at our annual meeting of stockholders in 2016.

2014 COMPENSATION PRACTICES AT A GLANCE

✓	DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards

•  DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking

•  DO NOT provide uncapped award opportunities

•  DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits

•  DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities

•  DO NOT provide executive officers with excessive perquisites or other personal benefits

•  DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2014)

✓	DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value
✓	DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment
✓	DO cap payouts for awards under our annual and long-term incentive plans
✓	DO require executive officers to own and retain shares of our common stock that have significant value to further align interests with our stockholders
✓	DO enhance executive officer retention with time-based vesting schedules for equity incentive awards
✓	DO enable the Board to “claw back” incentive compensation in the event of a financial restatement pursuant to a recoupment policy
✓	DO maintain a Compensation Committee comprised solely of independent directors
✓	DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

We emphasize pay for performance-based incentive compensation over fixed cash compensation to:

•	achieve greater alignment with the interests of our stockholders;
•	focus decision-makers on the creation of long-term value; and
•	encourage prudent evaluation of risks.

We have a well-designed compensation program intended to incentivize above-average achievements on both short-term execution and long-term performance metrics that drive stockholder value. Our executive compensation consists primarily of:

•	base salary
•	annual cash incentive bonuses
•	equity based long-term incentive awards
•	severance and change in control payments and benefits
•	retirement benefits and health/welfare benefits

Our annual cash bonus program is designed to reward short-term performance based on achievement of pre-established Company performance goals as well as an executive’s individual performance. As explained in more detail under “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement, our results in 2015 align well with the financial and operating performance targets set by our Compensation Committee.

•	AFFO Per Share Growth: Our year-over-year AFFO, excluding non-cash items, increased to $0.82 per diluted share, exceeding our target of $0.81 per diluted share.
•	Debt to EBITDA: Our debt to EBITDA ratio was 7.6x at December 31, 2014, which fell within our stated target range of 7.7x – 7.3x.
•	Occupancy: Our portfolio occupancy at the end of 2014 was 98.4%, which was within our stated target range of 98% to 99%.
•	Acquisitions: Our acquisition volume in 2014 totaled $968.6 million, which almost doubled our target of $500 million.

Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.

We maintain strong governance standards and seek to employ best practices for our compensation programs. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business. As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no other services to us in 2014 other than those provided directly to or on behalf of the Compensation Committee. In addition, our Compensation Committee has adopted an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Spirit is committed to good corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. We are governed by a nine-member Board, which provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions, capital raises and other significant transactions and also advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by various members of our senior management team.

DIRECTOR INDEPENDENCE

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:

(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE’s listing standards: Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd. Mr. Nolan is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee, conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders.

At the current time, the Board believes that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day- to-day basis and achieves the optimal governance model for us and for our stockholders.

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. Mr. Nolan has served in both roles since 2012, and our Board continues to believe that his combined role is most advantageous to us and our stockholders.

Mr. Nolan’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to develop agendas that focus the Board’s time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders.

In connection with Mr. Nolan’s service as our Chief Executive Officer and Chairman of the Board, the independent members of our Board have selected Richard I. Gilchrist to serve as Lead Independent Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Lead Independent Director also serves as liaison between the Chairman of the Board and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Lead Independent Director conducts annual performance reviews of our Chairman and Chief Executive Officer and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Lead Independent Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year.

BOARD GOVERNANCE DOCUMENTS

The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our principal executive officer and principal financial officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and “Whistleblower” policy, please visit the Corporate Governance section on the investor relations section of our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this Proxy Statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to Ryan A. Berry, Corporate Secretary, Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

BOARD COMMITTEE COMPOSITION AND 2014 MEETINGS ATTENDANCE

Our Board has three standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Governance section of our website at www.spiritrealty.com/investor-relations/corporategovernance.

Our Board held a total of nine meetings during 2014. Evidencing a strong commitment to the Company, six of our nine directors attended 100% of the Board meetings and the three remaining directors missed only one meeting each. The Board committees met 13 times in the aggregate during 2014, with each committee member attending 100% of the meetings of the committees on which he or she served. The table below provides current membership and 2014 meeting information for each of our Board committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		Member	Member
Todd A. Dunn	Member		Member
David J. Gilbert	Member	Chairperson
Richard I. Gilchrist *		Member
Diane M. Morefield	Chairperson
Sheli Z. Rosenberg		Member	Member
Thomas D. Senkbeil	Member
Nicholas P. Shepherd			Chairperson
Total Meetings in 2014	5	4	4

*	Lead Independent Director.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Only one of the nine directors who were nominated for reelection at our 2014 Annual Meeting of Stockholders attended that meeting, however, we did not schedule a Board meeting coincident with that stockholder meeting. We have scheduled the 2015 Annual Meeting of Stockholders at a time and date to permit attendance by directors, and intend to make every effort to do so for future stockholder meetings, taking into account the directors’ schedules and the timing requirements of applicable law.

HOW TO COMMUNICATE WITH DIRECTORS

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by submitting an email to directors@spiritrealty.com. Additionally, stockholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT COMMITTEE

The Audit Committee consists of four directors – Ms. Morefield (Chairperson) and Messrs. Dunn, Gilbert, and Senkbeil. Members of the Audit Committee and the Chairperson are appointed by the Board and may be removed by the Board in its discretion. The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal control over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and the Company’s internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics, and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures, including our “whistleblower” policy, is available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics and our “whistleblower” policy is also available, free of charge, upon request directed to Corporate Secretary, Ryan A. Berry, Senior Vice President and General Counsel, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards, and the Board has determined that Ms. Morefield is an audit committee financial expert as defined by the SEC. The Audit Committee carries out its responsibilities in accordance with the terms of our Audit Committee Charter, which is located on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Corporate Secretary.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diane M. Morefield, Chair

Todd A. Dunn

David J. Gilbert

Thomas D. Senkbeil

*	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE

The Compensation Committee consists of four directors – Messrs. Charlton, Gilbert (Chairperson), Gilchrist and Ms. Rosenberg. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee” directors under Rule 16b-3 of the Exchange Act.

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter which is posted on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Corporate Secretary. The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.

For 2014, the Compensation Committee retained the services of Towers Watson & Co. (“Towers Watson”), a human capital consulting firm, to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. Towers Watson also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee determined Towers Watson to be independent under Rule 10C-1 of the Exchange Act and NYSE listing standards.

Certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating financial and non-financial Company information and data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. Also at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our senior executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2014, Messrs. Charlton, Gilbert, Gilchrist and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

COMPENSATION RISK ASSESSMENT

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2014, the Compensation Committee, with the assistance of Towers Watson, reviewed the design and operation of our compensation program. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and instead promote behaviors that support long-term sustainability and stockholder value creation, based in part, on several design features of our compensation program intended to deter excessive risk taking, including, without limitation:

•	A balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;
•	Multiple performance metrics selected in the context of our business strategy;
•	Regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;
•	Annual and long-term incentive award opportunities that are based on a range of performance outcomes and plotted along a continuum;
•	Equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;
•	Restrictions on engaging in derivative and other hedging transactions in our securities and on holding our securities in margin accounts or otherwise pledging our securities to secure loans; and
•	An incentive compensation clawback policy designed to promote a culture of accountability and integrity, encourage prudent risk management, and discourage conduct detrimental to the Company and its stockholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of four directors. Members of the Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Committee is currently comprised of Ms. Rosenberg and Messrs. Charlton, Dunn and Shepherd, with Mr. Shepherd functioning as Chairperson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

The Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees, as well as assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

Our Nominating and Corporate Governance Committee Charter is located in the Corporate Governance section on the investor relations section of our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Corporate Secretary at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, or by submitting an email to directors@spiritrealty.com.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meet, at a minimum, annually to evaluate the Board and Committee self-assessments as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessment and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term. In connection with this process the Nominating and Corporate Governance Committee’s current process is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the committee. All stockholder recommendations for director candidates must be submitted to the Corporate Secretary at Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, who will forward all recommendations to the Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at the 2015 Annual Meeting in compliance with the procedures set forth below.

All stockholder recommendations for director candidates for election at the 2016 annual meeting of stockholders must be submitted to our Secretary on or before December 19, 2015 and must include the following information: (a) the name and address of record of the stockholder; (b) a representation that the stockholder is a record holder of our common stock, or if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) a description of the qualifications and background of the proposed director candidate which addresses the Skills, Experience and Qualifications set forth below as well as any minimum qualifications and other criteria for Board membership as may approved by the Board from time to time; (e) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (f) the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the factors listed below in “Nominees’ Skills, Experience and Qualifications Summary”.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

TRANSACTIONS WITH RELATED PERSONS

Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Governance Committee as well as the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.

RISK MANAGEMENT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. Management conducts, no less frequently than annually, a formal enterprise risk assessment with the assistance of the Company’s internal auditor. At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding this assessment and specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

PUBLIC POLICY ADVOCACY

We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting the Company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations and only following the approval of senior management and subject to the review of the Nominating and Corporate Governance Committee.

INDIVIDUAL POLITICAL ACTIVITY

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers. Ages shown are as of March 30, 2015, the record date for the Annual Meeting.

Name, Age, Position	Business Experience

Thomas H. Nolan, Jr., Age 57 Chairman and Chief Executive Officer

Mr. Nolan joined us as Chairman of our Board of Directors and Chief Executive Officer in September 2011. Mr. Nolan previously worked for General Growth Properties, Inc. (“GGP”), serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan earned a BA in Business Administration from the University of Massachusetts.

Peter M. Mavoides, Age 48 Former President and Chief Operating Officer (effective February 25, 2015)

Mr. Mavoides worked for us as President and Chief Operating Officer from September 2011 until February 25, 2015. From May 2003 to January 2011, Mr. Mavoides served as President and Chief Executive Officer for Sovereign Investment Company, a private equity firm that focused on investment opportunities relating to long-term, net-leased real estate. Prior to joining Sovereign Investment Company, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides earned a BS from the United States Military Academy and a MBA from the University of Michigan.

Phillip D. Joseph, Jr., Age 46 Executive Vice President and Chief Financial Officer (effective April 20, 2015)

Mr. Joseph has agreed to join us as Executive Vice President and Chief Financial Officer on April 20, 2015. Prior to agreeing to join Spirit, Mr. Joseph spent more than 13 years at ProLogis, a leading owner, operator and developer of industrial real estate, most recently as Managing Director and Global Treasurer until December 2013, where he developed, lead and executed capital markets and financial planning and analysis activities. Mr. Joseph earned a Bachelor’s degree in Economics & Management from DePauw University and a MBA from the Kellogg School of Management at Northwestern University.

Michael A. Bender, Age 55 Former Executive Vice President and Chief Financial Officer; Chief Accounting Officer (effective April 20, 2015)

Mr. Bender has served as our Chief Financial Officer since February 2010. Effective April 20, 2015, Mr. Bender will assume the role of Chief Accounting Officer and will no longer serve as our Chief Financial Officer. He joined us in October 2007 as Vice President and Chief Accounting Officer and was named Executive Vice President in January of 2014. Prior to joining us in 2007, Mr. Bender spent over 20 years in finance and accounting and held positions including Assistant Corporate Controller for Allied Waste, Inc., Vice President of Global External Reporting for American Express Corporation, Chief Financial Officer for FINOVA Realty Capital and senior manager for Deloitte & Touche, LLP. Mr. Bender earned a BS in Accounting and a MBA from Arizona State University and has been a certified public accountant since 1984.

Gregg A. Seibert, Age 51 Executive Vice President and Chief Investment Officer	Mr. Seibert was named Chief Investment Officer and Executive Vice President – Acquisitions in January of 2014 and is responsible for and oversees our acquisitions and investments function. Mr. Seibert has served in various strategic and operational capacities for Spirit since September 2003, when he was a co-founding member of the Spirit management team. Prior to Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (FFCA), and held positions as Vice President and Senior Vice President of Underwriting and

Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation where he served as a Senior Vice President until he joined us. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, he served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a BS in Finance from the University of Missouri and a MBA in Finance from the University of Missouri Graduate School of Business.

Mark L. Manheimer, Age 38 Executive Vice President – Asset Management

Mr. Manheimer was named Executive Vice President—Asset Management in January of 2014, prior to which he had served as Senior Vice President—Asset Management since April 2012. Mr. Manheimer previously worked for Cole Real Estate Investments, where he served as its Director of Acquisitions and Vice President and Head of Retail Sale-Leaseback Acquisitions from 2009 to 2012. Prior to joining Cole Real Estate Investments, Mr. Manheimer was employed by Realty Income Corporation, where he focused on underwriting sale lease-back transactions from 2005 to 2009. Mr. Manheimer previously worked in the Leveraged Finance Group at First Union Securities (now Wells Fargo Securities), and at Patriarch Partners, a private equity firm, from 2001 to 2003 and at FTI Consulting, a turnaround consulting firm from 2004 to 2005. Mr. Manheimer earned a BS from the University of Florida and a MBA from the University of Notre Dame.

Ryan Berry, Age 38 Senior Vice President, General Counsel and Corporate Secretary

Mr. Berry joined us as Senior Vice President, General Counsel and Corporate Secretary in July of 2013. Prior to joining us, Mr. Berry was in private legal practice, focusing on strategic corporate and finance transactions, securities laws compliance and corporate governance. Mr. Berry practiced most recently as a shareholder of the law firm of Polsinelli PC from 2010 to 2013 and previously as an associate of the law firm of Latham & Watkins, LLP from 2005 to 2010, prior to which he held management positions in business development and operations for public and privately held international corporations. Mr. Berry earned a BA from Yale University and a JD, summa cum laude, from the University of Arizona, and is licensed to practice law in Arizona and California.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David J. Gilbert, Chair

Kevin M. Charlton

Richard I. Gilchrist

Sheli Z. Rosenberg

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2014 compensation program for our principal executive officer (Mr. Nolan), our principal financial officer (Mr. Bender), our former President and Chief Operating Officer (Mr. Mavoides) and our two other most highly compensated executive officers during 2014 (Messrs. Seibert and Manheimer) (collectively, our “Named Executive Officers”). In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2014 compensation program and the compensation awarded to our Named Executive Officers for 2014. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

Our executive compensation program is designed to provide a total compensation package intended to align our executives’ compensation with the Company’s performance and stockholders’ interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements relative to our peer group.

To serve the forgoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee of our Board has generally determined the overall compensation of our Named Executive Officers and its allocation among the elements described below, relying on the analyses and advice provided by its compensation consultant.

Our compensation decisions for the Named Executive Officers in 2014, including each of the key elements of our executive compensation program, are discussed in more detail below.

Executive Compensation Philosophy and Objectives:  Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior employees. We further use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing stockholder value. Our long-term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our stockholders.

We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on input of our compensation consultant, Towers Watson; the collective experience of members of our Compensation Committee and their review of compensation surveys and studies by our compensation consultant (including a study of the compensation practices of our Peer Group described below); our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board of Directors and Compensation Committee determines are relevant. In determining the companies to include in the Peer Group, Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed are comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. Our Compensation Committee did not employ benchmarking to determine our Named Executive Officers’ compensation in 2014, but used the Peer Group’s compensation practices and levels as one of many factors to formulate Spirit’s executive compensation.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

Compensation Elements:  Each of the following elements of our compensation program taken separately, as well as taken as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation (incentives)	To incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.

Long-term equity incentive compensation (restricted stock and performance share awards)	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives that may adversely impact our executives.
Retirement savings – 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The Compensation Committee believes that executive compensation should reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

We Emphasize a Balanced Mix of Compensation, Weighted Towards Variable Pay Elements:  The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provide the intended alignment of executive compensation with the Company’s performance and stockholder interests, while also providing the necessary fixed and knowable minimum as well as short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers. The following show the emphasis we place on variable at-risk pay elements such as performance-based cash bonuses (Non-Equity Incentive Plan Compensation) and equity awards.

We Emphasize Pay for Performance:  The Company’s compensation program is designed to align Company-wide financial and operational achievements through the use of the annual cash bonuses and equity awards to its Named Executive Officers. Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon the Compensation Committee’s assessment of Company-wide performance under key performance metrics targeted in the 2014 Bonus Program approved by the Compensation Committee. Under the 2014 Bonus Program, all of the executives were eligible to earn cash bonuses based on the Company’s achievement in 2014 of performance goals relating to (i) Adjusted Funds From Operations (“AFFO”, a supplemental non-GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on February 27, 2015); (ii) debt to EBITDA ratio (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume.

The following table reflects Spirit’s performance target goals set forth in the 2014 Bonus Program.

2014 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.780	$0.810	$0.825
Debt to EBITDA	7.7x	7.5x	7.3x
Occupancy	97%	98%	99%
Acquisitions (millions)	$400	$500	$600

The Compensation Committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. Individual performance is not evaluated solely upon the satisfaction of pre-determined performance goals, but evaluated subjectively (a) by the Compensation Committee with input by our Chief Executive Officer with respect to the other four Named Executive Officers and (b) by the Board with respect to our Chief Executive Officer. Depending on the actual operational results, each Named Executive Officer, excluding our Chief Executive Officer, can earn a maximum of 133% of his base salary under the program if the maximum target is achieved or exceeded, while our Chief Executive Officer may earn a maximum of 200% of his base annual salary under the same conditions. In determining each executive’s actual cash bonus under the 2014 Bonus Program, the base salary percentage earned is further weighted based on the officer’s core responsibilities within the organization. Under certain circumstances, the Board may decide to award cash bonuses to our executives beyond the maximum prescribed by the program, as occurred in 2014 with respect to Mr. Seibert as described below.

In determining each executive’s actual bonus under the 2014 Bonus Program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan, Jr.	20%	20%	20%	20%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Peter M. Mavoides	20%	10%	25%	25%	20%
Gregg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%

We Align Executive Compensation with Value Creation for Our Stockholders:  Our long-term incentive plan employs a combination of restricted stock and performance share awards, which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives.

Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

Performance share awards are earned based on a multi-year performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage range between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the attainment of TSR of the Company compared to that of specified peer groups of companies during the performance period, which for the awards made in 2014 is from January 1, 2014 through December 31, 2016. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from February 21, 2014 through the issuance date of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

2014 COMPENSATION HIGHLIGHTS AND KEY DECISIONS

Base Salaries and Target Bonus Opportunities:  With the exception of Mr. Seibert, our Chief Investment Officer, whose salary was increased by 20% as needed to bring his salary and bonus closer to those paid by competitors and other comparable market participants, base salary increases for our Named Executive Officers did not increase by more than 3% and target bonus opportunities remained at the same percentages of our Named Executive Officers’ salaries under the 2014 Bonus Program.

Cash Bonuses Reflected Positive 2014 Company Performance and Rewarded Outstanding Results:  As discussed above, we have implemented a cash bonus program that we believe motivates our executives to achieve our short-term performance objectives and individual performance objectives that support the Company’s strategic and operational goals. For 2014, acquisition volume was $968.6 million, well above the maximum goal of $600 million. The debt to EBITDA ratio was 7.6x – better than threshold, but fell short of the 7.5x target. We achieved AFFO per diluted share of $0.82, which was better than the $0.81 target. We achieved 98.4% weighted average occupancy, which was above the 97% target, but below the maximum goal of 99%.

As further described below, as a result of our Compensation Committee’s evaluation of our performance and based on a review of each executive’s individual performance, and consistent with the 2014 Bonus Program, the cash bonus payments to our Named Executive Officers were 165%, 120%, 121%, 161% and 126% of Messrs. Nolan, Mavoides, Bender, Seibert and Manheimer’s salaries, respectively – below the maximum eligible amounts under the program for all except Mr. Seibert, whose bonus exceeded the plan parameters for reasons discussed below.

Long Term Equity Incentive Compensation Allocation – Restricted Stock and Performance Share Awards:  Consistent with last year, we granted a mix of restricted stock and performance share awards under our long-term incentive plan to our executives. However, based on the Compensation Committee’s ongoing consideration of market practices, our business needs and feedback from our compensation consultant, we modified our allocation of long-term incentive plan awards to Messrs. Nolan, Bender and Mavoides to provide for a more equal distribution between restricted stock and performance share awards than the 75%-25% performance share to restricted stock allocation of the awards in 2013. The long-term equity incentive compensation of each of Mr. Nolan, Mr. Seibert and Mr. Manheimer was equally allocated between performance share awards and restricted stock. The long-term equity incentive compensation of Mr. Mavoides and Mr. Bender was allocated 44% to performance share awards, and the remaining 56% to restricted stock.

2014 Say on Pay Voting Results:  Our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our stockholders on an annual basis. At our 2014 Annual Meeting of Stockholders, over 98.7% of voting shares represented at the meeting voted to approve our executive compensation program. The Compensation Committee believes the strong level of support for our compensation program in 2014 reflects the strong alignment between our executive pay and performance, both (a) qualitatively in performance metrics selected and instruments of compensation employed, as well as (b) quantitatively in the amounts of compensation received by our executives relative to the Company’s and their respective performances. The Compensation Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions

DETERMINATION OF COMPENSATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions:  The Compensation Committee of our Board of Directors oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to our Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with our Compensation Committee regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include a Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants:  For 2014, the Compensation Committee retained the services of Towers Watson to provide assistance to the Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.

2014 EXECUTIVE COMPENSATION

The following describes the primary components of our 2014 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.

Base Salary:  We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the Named Executive Officer’s responsibilities, years of service and the general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

In its review of base salaries for fiscal 2014, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, the Compensation Committee approved the aforementioned base salary increases: base salary for Mr. Nolan increased to $742,630 from $721,000, the base salary for Mr. Mavoides increased to $477,405 from $463,500, the base salary for Mr. Bender increased to $371,315 from $360,500, the base salary for Mr. Seibert increased to $310,000 from $257,500 and the base salary for Mr. Manheimer increased to $265,225 from $257,500.

Annual Performance-Based Compensation:  We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In February 2014, our Compensation Committee approved the 2014 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our stockholders. All of our Named Executive Officers were eligible to participate in the 2014 Bonus Program.

Our Compensation Committee approved threshold, target and maximum bonuses for each executive, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Thomas H. Nolan, Jr.	75%	150%	200%
Michael A. Bender	50%	100%	133%
Peter M. Mavoides	50%	100%	133%
Gregg A. Seibert	50%	100%	133%
Mark L. Manheimer	50%	100%	133%

As described above, the Company performance goals under the 2014 Bonus Program were as follows:

2014 Key Performance Measures	Threshold	Target	Maximum
AFFO Per Share	$0.780	$0.810	$0.825
Debt to EBITDA	7.7x	7.5x	7.3x
Occupancy	97%	98%	99%
Acquisitions (millions)	$400	$500	$600

The weighting on each performance goal for each Named Executive Officer was:

Named Executive Officer	AFFO	Debt/EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan, Jr.	20%	20%	20%	20%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Peter M. Mavoides	20%	10%	25%	25%	20%
Gregg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%

In 2014, Spirit acquired $968.6 million of net-leased real estate while generating AFFO of $0.82 per diluted share. As of December 31, 2014, our debt to EBITDA ratio was 7.6x and our weighted average occupancy was 98.4%.

Our Compensation Committee (and, with respect to cash bonus payments to our Chief Executive Officer, our Board) has limited discretion to interpret and adjust the performance criteria to ensure their application reflects the program’s intent to incentivize and reward the behavior and performance for which the goals were established. Due largely to our successful $510 million notes issuance under our Spirit Master Funding program in November 2014, which we executed to meet our significant fourth quarter acquisition volume of $398.8 million, the Company’s debt to EBITDA ratio as of December 31, 2014 was higher, at 7.6x, than the target ratio of 7.5x. This higher ratio was largely due to the timing of the offering and the fourth quarter acquisitions occurring late in our fiscal year, since the assets acquired with the offering proceeds had little time in the fiscal year to contribute to our earnings. If the debt to EBITDA ratio were calculated based upon the annualized monthly rents of the assets acquired in the fourth quarter, the ratio would have outperformed the target. In light of these factors, our Compensation Committee (and, with respect to cash bonus payments to our Chief Executive Officer), our Board elected to allocate bonus payments related to this metric at target. Further, in recognition of our acquisition volume of $968.6 million in 2014 exceeding target by almost 100% under his leadership, and to adjust his bonus closer to those paid by competitors and other comparable market participants, the Compensation Committee approved the discretionary payment of an additional $102,840 to Mr. Seibert.

The annual cash bonus compensation payments approved by our Compensation Committee, ranging from 120% to 165% of the executives’ base salaries, are set forth in the table below, allocated between (a) amounts paid pursuant to achievement of objective pre-approved performance criteria (AFFO per share; Debt to EBITDA; Occupancy and Acquisitions) under the column “2014 Non-Equity Performance Incentive Bonus”, and (b) amounts paid pursuant to the Compensation Committee’s subjective evaluation of the executive’s performance in accordance with the criteria of the 2014 Bonus Plan under the column “2014 Individual Discretionary Bonus”:

Named Executive Officer	2014 Individual Discretionary Bonus ($)	2014 Non-Equity Performance Incentive Bonus ($)
Thomas H. Nolan, Jr.	148,256	1,076,442
Michael A. Bender	99,017	349,191
Peter M. Mavoides	99,653	473,705
Gregg A. Seibert(1)	185,506	314,494
Mark L. Manheimer	70,726	263,170

(1) In addition to Mr. Seibert’s $82,666 discretionary bonus under the 2014 Bonus Plan, he received a special one-time award of $102,840 in recognition of our acquisition volume of $968.6 million in 2014, exceeding the target range maximum by over 60%under his leadership, and to adjust his bonus closer to those paid by competitors and other comparable market participants.

For 2015, the Compensation Committee has approved substantially similar Company performance criteria as approved under the 2014 Bonus Program.

Long-Term Equity-Based Incentives:  The goals corresponding to our long-term equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, aligning our Named Executive Officers’ interests with those of our stockholders.

In 2014, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. However, based on the Compensation Committee’s ongoing consideration of market practices, our business needs and feedback from our compensation consultant, we modified our allocation of long-term incentive plan awards to Messrs. Nolan, Bender and Mavoides to allocate the target value of equity incentive awards equally between restricted stock and performance share awards, as opposed to the 75%-25% performance share to restricted stock allocation of the awards in 2013. The target value of equity incentive awards for each of Messrs. Seibert and Manheimer remained allocated equally between restricted stock and performance share awards. Performance share awards, as defined below, remain at risk of forfeiture during the duration of the three-year performance period.

The table below reflects the targets for each of our Named Executive Officer’s long-term incentive awards (“LTIPs”):

		Target LTIP Award Allocation
Named Executive Officer	Target LTIP Value (% of Base Salary)	Restricted Stock	Performance Shares
Thomas H. Nolan, Jr.	300%	50%	50%
Michael A. Bender	225%	50%	50%
Peter M. Mavoides	225%	50%	50%
Gregg A. Seibert	200%	50%	50%
Mark L. Manheimer	200%	50%	50%

Restricted Stock Awards:  In February 2014, we made the following grants of restricted stock to our Named Executive Officers:

Named Executive Officer	Number of Restricted Shares
Thomas H. Nolan, Jr.	102,296
Michael A. Bender	48,037
Peter M. Mavoides	61,697
Gregg A. Seibert	28,466
Mark L. Manheimer	24,334

These awards reflect 100% of the target restricted stock award opportunities to Messrs. Nolan, Seibert and Manheimer, and 128% of target restricted stock award opportunities to Messrs. Mavoides and Bender, and were awarded to incentivize and retain our Named Executive Officers and to further incentivize achievement of performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders. These grants are subject to vesting over a period of three years commencing on January 1, 2014, and are subject to the executive’s continued employment with us. The Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock. For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards:  In 2014, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to each of our Named Executive Officers. Pursuant to the performance share awards, each Named Executive Officer is eligible to vest in and receive a number of shares of our common stock ranging from 0% - 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2014 through December 31, 2016, relative to the specified Peer Group and Primary Net Lease Peer Group of companies defined below, and subject to the Named Executive Officer’s continued employment.

The Peer Group and Primary Net Lease Peer Group of companies under our performance share awards, each adopted by our Compensation Committee based on recommendations and assistance from Towers Watson, consist of the following companies:

Peer Group:  Alexandria Real Estate Equities, Inc., Healthcare Trust of America, Inc., BioMed Realty Trust, Inc., Lexington Realty Trust, Medical Properties Trust, Inc., DuPont Fabros Technology, Inc., National Retail Properties, Inc., EPR Properties, Omega Healthcare Investors, Inc., Health Care REIT, Inc., Realty Income Corporation, Healthcare Realty Trust Incorporated and W.P. Carey, Inc.

Primary Net Lease Peer Group:  National Retail Properties, Inc. and Realty Income Corporation.

In determining the companies to include in the Peer Group, Towers Watson and our Compensation Committee selected only real estate investment trusts, and specifically those that invest in asset classes they believed most comparable to the net-leased class in which we invest. The companies in the study were also selected based on market capitalization and enterprise value, as well as portfolio value. In determining the companies to include in the Primary Net Lease Peer Group, Towers Watson and our Compensation Committee selected those companies in the Peer Group that they believed to be our closest competitors.

The target performance shares granted to each executive are as follows:

Named Executive Officer	Target Number of Performance Shares Granted
Thomas H. Nolan, Jr.	102,296
Michael A. Bender	38,430
Peter M. Mavoides	49,357
Gregg A. Seibert	28,466
Mark L. Manheimer	24,334

These awards reflect 100% of the target performance share award opportunities to each of the Named Executive Officers, and were awarded to incentivize and retain our Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our stockholders.

The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Group and the Primary Net Lease Peer Group. Between 0% and 200% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the specified Peer Group. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Group.

The number of performance shares that vest will be further adjusted by a factor of 0.75, 1.0 (i.e., no adjustment) or 1.25 depending on our TSR during the performance period relative to that of the two companies in the Primary Net Lease Peer Group: If our TSR is lower than the TSR of each of the companies in the Primary Net Lease Peer Group, the adjustment factor will be 0.75; if our TSR is greater than the TSR of one company but lower than the TSR of the other company, the adjustment factor will be 1.0; and if our TSR exceeds the TSR of both companies, the adjustment factor will be 1.25. However, in no event will more than 100% of the target number of performance shares fully vest and be earned unless our TSR reaches a certain minimum level during the performance period.

If an executive experiences a termination of employment without “cause” or for “good reason” during the Performance Period, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our Company, the performance shares will vest based on the Company’s achievement of TSR goals as of the change in control.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders. The guidelines require the Named Executive Officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within 5 years after first becoming subject to the guidelines (the “Phase-in Period”), which is January 1, 2018 for each of our Named Executive Officers. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary	Minimum Number of Shares
Chief Executive Officer	500%	240,000
Chief Financial Officer	300%	72,500
Chief Operating Officer	300%	92,500
Chief Investment Officer	200%	34,500
Executive Vice President	200%	34,500

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member and unvested restricted stock and performance share awards to the extent they will result in the issuance of common stock to the officer at the time of determination.

All of the Named Executive Officers are in compliance with the stock ownership guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;
•	Medical and dependent care flexible spending accounts;
•	Short-term and long-term disability insurance;
•	Accidental death and dismemberment insurance; and
•	Life insurance

With the exception of the flexible spending accounts, premiums for each of our employee’s health and welfare plans were paid in full by the Company for the 2014 plan year. In addition, we contributed $500 to the medical flexible spending account for each individual who was employed on January 1, 2014. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, (including our Named Executive Officers), in addition to any related gross-up of taxes to make the Named Executive Officers whole. We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

In the future, we may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2014 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations.

Payments and/or benefits provided in the effective employment agreements for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer, in each case, upon a termination by our Company without “cause”, by the employee for “good reason” or as a result of our Company’s non-extension of the employment term include, without limitation, (1) a multiple of base salary,

(2) with respect to Messrs. Nolan, Bender and Mavoides, a lump-sum cash payment ranging from $150,000 to $1,000,000 and, in certain cases, accelerated vesting of the executive’s restricted common stock awards granted in connection with the termination of the executive’s restricted unit award in SRC’s former parent, Redford Holdco, LLC (“Redford”), (3) with respect to Mr. Mavoides, a prorated performance bonus for our Company’s fiscal year in which the termination occurs and (4) with respect to Messrs. Seibert and Manheimer, (A) a pro-rated bonus based on the executive’s most recent annual cash bonus paid within the three years prior to the year in which the termination occurs, (B) an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs and (C) accelerated vesting of the restricted stock award granted to the executive in connection with our IPO. The amended and restated employment agreements for Messrs. Nolan, Bender and Mavoides also provide for gross-up payments to reimburse these executives for any excise taxes imposed on the executive in connection with the occurrence of a “change in control” (as defined in our 2012 Incentive Award Plan).

Furthermore, the restricted stock award agreements covering the restricted stock awards granted to Messrs. Nolan, Bender and Mavoides, and the performance share awards granted to each Named Executive Officer provide for accelerated vesting of these awards in certain circumstances. The Board has adopted a policy that prohibits the Company from entering into any future plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

TAX AND ACCOUNTING CONSIDERATIONS

Code Section 162(m):  Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. Prior to our IPO in September 2012, our Board and Chief Executive Officer had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our Named Executive Officers in the future, our Compensation Committee will consider all elements of the cost to our Company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under our long-term incentive plan and other pre-existing plans will not be subject to Section 162(m) until the expiration of a post-closing transition period, which will occur on the earliest to occur of our annual stockholders’ meeting in 2016, a material modification or expiration of the applicable plan or the exhaustion of the shares or other compensation reserved for issuance under the plan.

Code Section 409A:  Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G:  Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation

Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board of Directors has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Accounting for Stock-Based Compensation:  We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION TABLES

Summary Compensation Table:  The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($) (2)	All other Compensation ($) (3)	Total ($)
Thomas H. Nolan, Jr.,	2014	742,630		148,526		2,501,137	(4)	1,076,442	15,690	4,484,425
Chief Executive Officer	2013	721,000		288,400		3,059,337	(5)	1,124,890	7,680	5,201,307
	2012	700,000		1,400,000		10,880,000	(4)	-	7,035	12,987,035
Michael A. Bender,	2014	371,315		99,017		1,044,234	(4)	349,191	29,947	1,893,704
Chief Financial Officer	2013	360,500		95,893		1,147,239	(5)	376,466	29,065	2,009,163
	2012	350,000		466,666		3,287,500	(4)	-	24,333	4,128,499
Peter M. Mavoides,	2014	477,405		99,653		1,341,161	(4)	473,705	26,086	2,418,010
President and Chief	2013	463,500		123,291		1,475,036	(5)	477,937	25,204	2,564,968
Operating Officer	2012	450,000		600,000		3,745,000	(4)	-	41,615	4,836,615
Gregg A. Seibert,	2014	310,000		185,506		695,994	(4)	314,494	25,012	1,531,006
Chief Investment Officer	2013	257,500		68,495		431,505	(4)	270,596	24,130	1,052,226
	2012	250,000		250,000		762,500		-	23,270	1,285,770
Mark L. Manheimer,	2014	265,225		70,726		594,966	(4)	263,170	20,119	1,214,206
Executive Vice President	2013	257,500		68,495		431,505	(4)	265,521	17,099	1,040,120
	2012	169,445	(6)	300,000	(7)	762,500		-	4,088	1,236,033

(1) Amounts represent discretionary annual cash bonuses determined by the Compensation Committee based on its review of the Named Executive Officers’ individual performance.

(2) The amounts shown represent the bonus performance awards earned in the respective year and paid in the following year under our respective year’s Bonus Program. See “Compensation Discussion and Analysis—2014 Executive Compensation—Annual Performance-Based Compensation” for a detailed discussion of the 2014 Bonus Program.

(3) The following table sets forth the amounts of other compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2014 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued based on the aggregate incremental cost to us.

Name	Life Insurance ($) (a)	Supplemental Long-Term Disability ($) (b)	401(k) Plan Company Contributions ($)	Flexible Spending Account Contributions ($)	Total ($)
Thomas H. Nolan, Jr.	704	7,060	7,426	500	15,690
Michael A. Bender	704	18,343	10,400	500	29,947
Peter M. Mavoides	704	14,482	10,400	500	26,086
Gregg A. Seibert	704	13,408	10,400	500	25,012
Mark L. Manheimer	704	8,515	10,400	500	20,119

(a)	Amounts represent, accidental death & dismemberment, short-term disability and long-term disability life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(b)	Amounts represent premium payments by the Company for supplemental long-term disability insurance policies for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer equal to $4,098, $9,878, $7,885, $9,500 and $5,752, respectively, plus related tax gross-up payments equal to $2,962, $8,465, $6,596, $3,909 and $2,763, respectively.

(4)	Amount represents the grant date fair value of restricted common stock awards for each year and includes performance share awards granted. Grants remain subject to vesting and/or forfeiture pursuant to their terms. Amounts were calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)	Amount includes the grant date fair value of restricted stock awards granted in connection with the termination and cancellation of the executive’s Redford restricted units of $6,000,000, $1,000,000 and $1,000,000 for Messrs. Nolan, Bender and Mavoides, respectively. The balance of the equity incentive awards pertain to the grant date fair value of additional restricted stock granted in connection with the IPO.

(6)	Amount shown in Salary column represents the base salary of Mr. Manheimer for the partial-year service with Spirit in 2012. For 2012, the annual base salary for Mr. Manheimer was equal to $250,000.

(7)	Amount represents sum of (a) $175,000, which represents Mr. Manheimer’s 2012 annual bonus, prorated to reflect his partial year of service with Spirit in 2012 and (b) a $125,000 signing bonus.

Grants of Plan-Based Awards in 2014

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock (#)	Grand Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas H. Nolan, Jr.	N/A	445,578	891,156	1,188,208
	02/21/14							102,296	1,114,003
	02/21/14				51,174	102,296	255,740		1,387,134
Michael A. Bender	N/A	148,526	297,052	395,079
	02/21/14							48,037	523,123
	02/21/14				19,225	38,430	96,075		521,111
Peter M. Mavoides	N/A	190,962	381,924	507,959
	02/21/14							61,697	671,880
	02/21/14				24,691	49,357	123,393		669,281
Gregg A. Seibert	N/A	124,000	248,000	329,840
	02/21/14							28,466	309,995
	02/21/14				14,240	28,466	71,165		385,999
Mark L. Manheimer	N/A	106,090	212,180	282,199
	02/21/14							24,334	264,997
	02/21/14				12,173	24,334	60,835		329,969

(1)    The awards shown are the 2014 award opportunities under the 2014 Bonus Program, which are expressed as percentages of base salary and were established by our Compensation Committee at its meeting in February 2014. The amounts shown represent the potential value of cash bonus awards that could have been earned for 2014 (and paid in 2015) under the 2014 Bonus Program. Under the 2014 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2014 of performance goals relating to (i) AFFO per share, (ii) debt to EBITDA ratio, (iii) weighted average occupancy levels of our owned real estate assets, and (iv) acquisition volume. Each executive’s bonus opportunity was weighted among the performance goals as set forth above.

At the threshold, target and maximum levels of achievement of the non-discretionary Company performance goals, Mr. Nolan could have earned a bonus equal to 60%, 120% and 160%, respectively, of his base salary. For Messrs. Bender, Mavoides, Seibert and Manheimer, at the threshold, target and maximum levels of achievement, they could have each earned a bonus equal to 40%, 80% and 106.4%, respectively, of their respective base salaries. Please also see “Compensation Discussion and Analysis—2014 Executive Compensation—Annual Performance-Based Compensation” for a detailed discussion of the 2014 Bonus Program.

(2)    The performance share awards were awarded in 2014 for the performance period running from January 1, 2014 through December 31, 2016. The target number of shares was granted to each Named Executive Officer. The “threshold” number of shares represents approximately 50% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the Peer Group, as adjusted by a factor of 0.75 based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the Peer Group, as adjusted by a factor of 1.0 based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. The “maximum” number of shares shown is 250% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the Peer Group, as adjusted by a factor of 1.25 based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. Please see the section “Compensation Discussion and Analysis—2014 Executive Compensation—Performance Share Awards” for a detailed discussion of the performance share awards.

(3)    Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2014, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:  The following provides a description of the material terms of each Named Executive Officer’s employment agreement. In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Thomas H. Nolan, Jr.

Mr. Nolan’s employment terms pursuant to which he serves as our Chief Executive Officer were unchanged in 2014 from the amended and restated employment agreement entered into by Mr. Nolan and the Company in conjunction with the closing of the Cole II Merger in July 2013. The original term of the current agreement expired on September 4, 2014, and pursuant to its provisions, automatically renewed for another one-year term, unless earlier terminated by either our Company or Mr. Nolan.

Pursuant to the employment agreement, during the term of his employment, Mr. Nolan also serves as the Chairman of the Board of Directors of our Company. During the employment term, Mr. Nolan is entitled to receive a minimum annual base salary of $721,000, which is subject to increase at the discretion of our Board, and was increased to $742,630 for 2014. In addition, Mr. Nolan is eligible to receive an annual discretionary cash performance bonus targeted at 150% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2014 were the criteria of the 2014 Bonus Program discussed above.

In connection with entering into Mr. Nolan’s original employment agreement with Redford, Redford granted Mr. Nolan an award of restricted units in Redford. In connection with our IPO, Mr. Nolan’s Redford restricted unit grant was terminated and canceled and we granted Mr. Nolan 672,284 shares of restricted common stock of Spirit (as adjusted for the Cole II Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our IPO or (ii) in full upon a subsequent “change of control” (as defined in our 2012 Incentive Award Plan) of our Company, subject, in each case, to Mr. Nolan’s continued employment with our Company through the applicable vesting date(s).

Under his effective employment agreement, Mr. Nolan is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Peter M. Mavoides

Mr. Mavoides’ employment terms were unchanged in 2014 from the amended and restated employment agreement entered into by Mr. Mavoides and the Company in conjunction with the closing of the Cole II Merger in July 2013. The original term of the agreement expired on September 19, 2014, and pursuant to its provisions, automatically renewed for another one-year term, unless earlier terminated by either our Company or Mr. Mavoides. The Company agreed, with Mr. Mavoides, to terminate him without “cause” under the agreement on February 25, 2015. As a result of this termination, Mr. Mavoides no longer serves as our President and Chief Operating Officer, and he received the without “cause” termination payments contemplated by the employment agreement in 2015.

Pursuant to the employment agreement, Mr. Mavoides was entitled to receive a minimum annual base salary of $463,500, which was subject to increase at the discretion of the Compensation Committee, and was increased to $477,405 for 2014. In addition, Mr. Mavoides was eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2014 were the criteria of the 2014 Bonus Program discussed above.

In connection with entering into Mr. Mavoides original employment agreement with Redford, Redford granted Mr. Mavoides an award of restricted units in Redford. In connection with our IPO, Mr. Mavoides’ Redford restricted unit grant was terminated and canceled and we granted Mr. Mavoides 112,048 shares of restricted common stock of Spirit (as adjusted for the Cole II Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our IPO or (ii) in full upon a subsequent “change of control” (as defined in our 2012 Incentive Award Plan) of our Company, subject, in each case, to Mr. Mavoides’ continued employment with our Company through the applicable vesting date(s). As a result of the termination of Mr. Mavoides employment without “cause”, the remaining unvested shares of restricted common stock derivative of the Redford grant were vested pursuant to the terms of the employment agreement.

Under the employment agreement, Mr. Mavoides was eligible to participate in customary health, welfare and fringe benefit plans. In addition, the employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Michael A. Bender

Mr. Bender’s employment terms pursuant to which he serves as our Executive Vice President and Chief Financial Officer up until April 20, 2015, at which time he will serve as our Chief Accounting Officer, were unchanged in 2014 from the amended and restated employment agreement entered into by Mr. Bender and the Company in conjunction with the closing of Cole II Merger in July 2013. The original term of the current agreement expired on August 4, 2014, and pursuant to its provisions, automatically renewed for another one-year term, unless earlier terminated by either our Company or Mr. Bender.

Pursuant to the employment agreement, during the term of his employment, Mr. Bender is entitled to receive a minimum annual base salary of $360,500, which is subject to increase at the discretion of the Compensation Committee, and was increased to $371,315 for 2014. In addition, Mr. Bender is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2014 were the criteria of the 2014 Bonus Program discussed above.

In connection with entering into Mr. Bender’s original employment agreement with Redford, Redford granted Mr. Bender an award of restricted units in Redford. In connection with our IPO, Mr. Bender’s Redford restricted unit grant was terminated and canceled and we granted Mr. Bender 112,048 shares of restricted common stock of Spirit (as adjusted for the Cole II Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our IPO or (ii) in full upon a subsequent “change of control” (as defined in our 2012 Incentive Award Plan) of our Company, subject, in each case, to Mr. Bender’s continued employment with our Company through the applicable vesting date(s).

Under his effective employment agreement, Mr. Bender is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Gregg A. Seibert

Mr. Seibert’s employment terms pursuant to which he serves as our Executive Vice President and Chief Investment Officer were unchanged in 2014 from the amended and restated employment agreement entered into by Mr. Seibert and the Company in conjunction with the closing of the Cole II Merger in July 2013. The original term of the current agreement expired on January 3, 2015, and pursuant to its provisions, automatically renewed for another one-year term, unless earlier terminated by either our Company or Mr. Seibert.

Pursuant to the employment agreement, during the term of his employment, Mr. Seibert will serve in a capacity not lower than Senior Vice President, and is entitled to receive a minimum annual base salary of $257,500, which is subject to increase at the discretion of the Compensation Committee, and was increased to $310,000 for 2014. In addition, Mr. Seibert is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2014 were the criteria of the 2014 Bonus Program discussed above.

Under his effective employment agreement, Mr. Seibert is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mark L. Manheimer

Mr. Manheimer’s employment terms pursuant to which he serves as our Executive Vice President – Asset Management were unchanged in 2014 from the amended and restated employment agreement entered into by Mr. Manheimer and the Company in conjunction with the closing of the Cole II Merger in July 2013. The original term of the current agreement expired on April 15, 2015, and pursuant to its provisions, automatically renewed for another one-year term, unless earlier terminated by either our Company or Mr. Manheimer.

Pursuant to the employment agreement, during the term of his employment, Mr. Manheimer will serve in a capacity not lower than Senior Vice President, and is entitled to receive a minimum annual base salary of $257,500, which is subject to increase at the discretion of the Compensation Committee, and was increased to $265,225 for 2014. In addition, Mr. Manheimer is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary (with a maximum bonus opportunity equal to 133% of his base salary) based on the achievement of performance criteria established by our Board or Compensation Committee at any time prior to the end of the applicable fiscal year, which for 2014 were the criteria of the 2014 Bonus Program discussed above.

Under his effective employment agreement, Mr. Manheimer is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Outstanding Equity Awards at 2014 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2014.

Name	Grant Date		Stock Awards: Shares Not Vested (#)	Market Value Shares Not Vested($) (1)	Equity Incentive Plan Awards: Threshold Unearned Performance Shares Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned Performance Shares Not Vested ($) (1)
Thomas H. Nolan	02/21/14	(2)	-	-	51,174	608,459
	02/21/14	(3)	66,833	794,644	-	-
	08/01/13	(2)	-	-	88,789	1,055,701
	07/02/13	(3)	27,974	332,611	-	-
	09/25/12	(4)	71,711	852,644	-	-
	09/25/12	(5)	130,034	1,546,104	-	-
Michael A. Bender	02/21/14	(2)	-	-	19,225	228,585
	02/21/14	(3)	48,037	571,160	-	-
	08/01/13	(2)	-	-	33,296	395,889
	07/02/13	(3)	17,932	213,211	-	-
	09/25/12	(4)	18,674	222,034	-	-
	09/25/12	(5)	95,250	1,132,404	-	-
Peter M. Mavoides	02/21/14	(2)	-	-	24,691	293,576
	02/21/14	(3)	61,697	733,577	-	-
	08/01/13	(2)	-	-	42,809	508,999
	07/02/13	(3)	23,056	274,136	-	-
	09/25/12	(4)	18,674	222,034	-	-
	09/25/12	(5)	114,288	1,358,884	-	-
Gregg A. Seibert	02/21/14	(2)	-	-	14,240	169,314
	02/21/14	(3)	28,466	338,461	-	-
	08/01/13	(2)	-	-	9,578	113,882
	07/02/13	(3)	12,379	147,186	-	-
	09/25/12	(5)	31,746	377,460	-	-
Mark L. Manheimer	02/21/14	(2)	-	-	12,173	144,737
	02/21/14	(3)	24,334	289,331	-	-
	08/01/13	(2)	-	-	9,578	113,882
	07/02/13	(3)	12,379	147,186	-	-
	09/25/12	(5)	31,746	377,460	-	-

(1)    The market value of shares of our common stock that have not vested is calculated based on the closing trading price ($11.89) of our common stock as reported on the NYSE on December 31, 2014, the last trading day of 2014.

(2)    In accordance with the SEC rules, the number of performance shares shown represents the number of performance shares that may be earned during the performance period based on threshold performance compared to the Peer Group, as adjusted by a factor of 0.75 based on the Company’s TSR during the performance period relative to that of the Primary Net Lease Peer Group. See the section “Compensation Discussion and Analysis—2014 Executive Compensation—Performance Share Awards” for a detailed discussion of the performance share awards.

(3)    Represents a restricted stock award that will vest in three equal annual installments on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s).

(4)    Represents restricted stock awards granted in connection with the termination and cancelation of the executive’s Redford restricted units. Each restricted stock award vested as to 50% of the award upon our IPO, and the remaining 50% will vest either (i) in three equal annual installments on the first through third anniversaries of the IPO (which closed on September 25, 2012) or (ii) in full upon a subsequent change of control of the Company, subject to the executive’s continued employment with the Company through the applicable vesting date(s).

(5)    Represents restricted stock awards granted in connection with our IPO, which will vest with respect to one-third (1/3) of the shares subject to the award on each of the first, second and third anniversaries of the closing of IPO (which closed on September 25, 2012), subject to the executive’s continued employment with the Company through the applicable vesting date(s).

2014 Option Exercises and Stock Vested:  We have not granted any stock options to our Named Executive Officers.

The following table summarizes vesting of restricted stock awards applicable to our Named Executive Officers during the year ended December 31, 2014:

Name	Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Thomas H. Nolan, Jr.	339,136	3,699,369
Michael A. Bender	122,880	1,340,052
Peter M. Mavoides	144,490	1,574,574
Gregg A. Seibert	37,937	409,747
Mark L. Manheimer	37,937	409,747

(1)	Represents restricted stock that vested in 2014.
(2)	Amounts shown are based on the fair market value of our common stock on the applicable vesting date.

Potential Payments upon Termination or Change of Control:  Under the effective employment agreements for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer, if the executive’s employment is terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts.

Mr. Nolan would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Nolan’s annual base salary then in effect, payable over the 24-month period following the termination of employment;
(2)	a lump-sum payment equal to $1,000,000; and
(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Nolan’s Redford restricted unit award;

Mr. Bender would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Bender’s annual base salary then in effect, payable over the 24-month period following the termination of employment;
(2)	a lump-sum payment equal to $150,000; and
(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Bender’s Redford restricted unit award;

Mr. Mavoides would be entitled to receive the following:

(1)	continuation payments totaling one times Mr. Mavoides’ annual base salary then in effect, payable over the 12-month period following the termination of employment;
(2)	a lump-sum payment equal to $150,000;
(3)	a prorated performance bonus for the Company’s fiscal year in which the termination occurs, based on performance achieved for the entire year; and
(4)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Mavoides’ Redford restricted unit award;

Each of Messrs. Seibert and Manheimer would be entitled to receive the following:

(1)	one year’s annual base salary, payable in continuation payments over the 12-month period following the termination of employment (Seibert) or in a lump-sum payment (Manheimer);
(2)	a lump-sum payment in an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs;
(3)	an amount equal to the most recent annual cash bonus paid to the executive during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with the Company; and
(4)	accelerated vesting of the restricted stock award granted to the executive in connection with our IPO.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company. In the event that a “change of control” (as defined in our 2012 Incentive Award Plan) of the Company occurs and an excise tax is imposed as a result of any compensation or benefits provided to Messrs. Nolan, Bender or Mavoides in connection with such change of control, the Company will pay or reimburse the executive an amount equal to such excise tax plus any taxes resulting from such payment or reimbursement.

Furthermore, under the amended and restated employment agreements for Messrs. Seibert and Manheimer, in the event that the executive is terminated by reason of his death or disability, the executive will be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to the most recent annual cash bonus paid during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with the Company.

Equity Awards:  The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s amended employment agreement.

If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of the Company, the performance shares will vest based on the Company’s achievement of the performance goals as of the change in control.

Summary of Potential Payments:  The following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2014 and, where relevant, that a change of control of the Company occurred on December 31, 2014. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death, Disability or Retirement ($)	Termination due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Termination Without Cause or For Good Reason (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination due to Company Non- Renewal of Employment Agreement (Change of Control) ($)(1)	Termination Without Cause or For Good Reason (Change of Control) ($)(1)

Thomas H. Nolan, Jr.	Cash Severance (2)	-	2,485,260	2,485,260	-	2,485,260	2,485,260
	Accelerated Vesting of Restricted Stock (3)	-	3,526,003	3,526,003	852,644	3,526,003	3,526,003
	Accelerated Vesting of Performance Shares (4)	-	-	2,689,826	4,687,009	4,687,009	4,687,009
	Excise Tax Gross-Up (5)	N/A	N/A	N/A	N/A	N/A	N/A
	Total	-	6,011,263	8,701,089	5,539,653	10,698,272	10,698,272
Michael A. Bender	Cash Severance (2)	-	892,630	892,630	-	892,630	892,630
	Accelerated Vesting of Restricted Stock (3)	-	2,138,801	2,138,801	222,034	2,138,801	2,138,801
	Accelerated Vesting of Performance Shares (4)	-	-	1,338,604	2,445,975	2,445,975	2,445,975
	Excise Tax Gross-Up (5)	N/A	N/A	N/A	N/A	1,564,478	1,564,478
	Total	-	3,031,431	4,370,035	2,668,009	7,041,884	7,041,884
Peter M. Mavoides	Cash Severance (2)	-	627,405	627,405	-	627,405	627,405
	Bonus (6)	-	477,405	477,405	-	477,405	477,405
	Accelerated Vesting of Restricted Stock (3)	-	2,588,623	2,588,623	222,034	2,588,623	2,588,623
	Accelerated Vesting of Performance Shares (4)	-	-	1,720,402	3,144,417	3,144,417	3,144,417
	Excise Tax Gross-Up (5)	N/A	N/A	N/A	N/A	1,803,128	1,803,128
	Total	-	3,693,433	5,413,835	3,366,451	8,640,978	8,640,978
Gregg A. Seibert	Cash Severance (7)	-	310,000	310,000	-	310,000	310,000
	Bonus(8)	339,091	678,182	678,182	-	678,182	678,182
	Accelerated Vesting of Restricted Stock (3)	-	863,095	863,095	-	863,095	863,095
	Accelerated Vesting of Performance Shares (4)	-	-	603,725	842,266	842,266	842,266
	Excise Tax Gross-Up (5)	-	-	-	-	-	-
	Total	339,091	1,851,277	2,455,002	842,266	2,693,543	2,693,543
Mark L. Manheimer	Cash Severance (9)	-	265,225	265,225	-	265,225	265,225
	Bonus (10)	334,016	668,032	668,032	-	668,032	668,032
	Accelerated Vesting of Restricted Stock (3)	-	813,966	813,966	-	813,966	813,966
	Accelerated Vesting of Performance Shares (4)	-	-	551,832	809,359	809,359	809,359
	Excise Tax Gross-Up (5)	-	-	-	-	-	-
	Total	334,016	1,747,223	2,299,055	809,359	2,556,582	2,556,582

(1)  Represents amounts to which Named Executive Officers are entitled upon a qualifying termination of employment in connection with a change of control of our Company. Amounts shown in this column would not be in addition to any other amounts shown in this table

(2)  Represents (a) continuation of salary payments for the applicable payout period and (b) the lump-sum cash non-salary payments provided under the Named Executive Officer’s amended and restated employment agreement.

(3)  Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2014 ($11.89).

(4)  Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares that would have been accelerated by the fair market value of our common stock on December 31, 2014 ($11.89). In the event of a change in control of our Company, the number of performance shares that would vest is based on the Company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumed to occur on December 31, 2014.)

(5)  Represents additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the benefits provided.

(6)  Represents Mr. Mavoides’ performance bonus for 2014, based on performance achieved for the entire year, pro-rated to reflect the number of days in 2014 that he provided services to our Company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2014).

(7) Represents	continuation of salary payments for the applicable payout period.

(8)  Represents the sum of (a) the lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Seibert in the year prior to the year in which the termination occurs (i.e., 2013) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Seibert during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2014 during which Mr. Seibert was employed with our Company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2014). For payments made upon a termination for death or disability, represents an amount equal to the most recent annual cash bonus paid to Mr. Seibert during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2014 during which Mr. Seibert was employed with our Company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2014).

(9) Represents	a lump-sum payment equal to one year of Mr. Manheimer’s annual base salary.

(10)  Under his amended and restated employment agreement, Mr. Manheimer is entitled to receive the sum of (a) a lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Manheimer in the year prior to the year in which the termination occurs (i.e., 2013) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Manheimer during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2014 during which Mr. Manheimer was employed with our Company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2014). For payments made upon a termination for death or disability, represents an amount equal to the most recent annual cash bonus paid to Mr. Manheimer during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2014 during which Mr. Manheimer was employed with our Company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2014).

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Nolan, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2014 was comprised of the following three components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•	Quarterly committee retainers: The chair of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $5,000, $2,500 and $2,500, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $5,000 for each calendar quarter of service.

•	Board and committee meeting fees: Each non-employee director received $1,000 or $500 for each Board meeting he or she attended in-person or telephonically, respectively, and for any committee meetings held outside of the regularly scheduled Board meeting schedule.

EQUITY-BASED COMPENSATION

The equity-based compensation paid to our non-employee directors in 2014 consisted of shares of common stock granted pursuant to our Director Compensation Program. Each non-employee director who was serving on the Board as of the date of the 2014 Annual Stockholders’ meeting received common stock with a value of $80,004.

The Director Compensation Program also provides for the grant of restricted stock covering a number of shares having a value equal to $80,000 on the date of the director’s initial election or appointment. Restricted stock, which has been granted, will fully vest on the first anniversary of the initial election or appointment. No new directors were elected or appointed during 2014.

2014 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2014. This table excludes Mr. Nolan, our Chairman and Chief Executive Officer, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Nolan in 2014 is provided in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kevin M. Charlton	97,500	80,004	177,504
Todd A. Dunn	98,000	80,004	178,004
David J. Gilbert	109,500	80,004	189,504
Richard I. Gilchrist	121,500	80,004	201,504
Diane M. Morefield	122,000	80,004	202,004
Sheli Z. Rosenberg	96,000	80,004	176,004
Thomas D. Senkbeil	97,500	80,004	177,504
Nicholas P. Shepherd	108,500	80,004	188,504

(1)    Amount reflects (a) annual retainers and, if applicable, committee chair retainers earned or paid in 2014 and (b) board meeting fees.

(2)    Amounts reflect the grant date fair value of common stock and restricted stock awards granted with respect to services performed in 2014 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2014, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: one late Form 4 filing for Sheli Z. Rosenberg, one of the Company’s independent Board members; as well as one late Form 4 filing for each of our Named Executive Officers, Messrs., Nolan, Bender, Mavoides, Seibert and Manheimer.

RELATED PARTY TRANSACTIONS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

Director Independence:  A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).

Based on its review, the Board determined Messrs. Charlton, Dunn, Gilbert, Gilchrist, Senkbeil, Shepherd and Mmes. Morefield and Rosenberg do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

Transactions with Strategic Hotels & Resorts, Inc. and The Irvine Company:  From time to time during 2014, the Company has conducted meetings and Company-sponsored social gatherings at properties owned by Strategic Hotels & Resorts, Inc. and The Irvine Company, and employees and directors of the Company have stayed at such properties for business and personal travel. Ms. Morefield is currently the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc. and Mr. Gilchrist serves as Senior Advisor to The Irvine Company. The aggregate value of these transactions did not exceed 2% of the gross revenues of either company, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Morefield and Mr. Gilchrist to be independent after considering these transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers and (3) all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 14, 2015 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, AZ 85260. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock (1)
Greater than 5% Stockholders
The Vanguard Group, Inc. (2)	53,130,796	12.0%
Cohen & Steers Inc. (3)	30,728,071	6.96%
Vanguard REIT Index Fund (4)	29,603,729	6.71%
CBRE Clarion Securities, LLC (5)	24,851,687	5.63%
BlackRock, Inc. (6)	24,401,629	5.53%
Director, Director Nominees and Executive Officers
Thomas H. Nolan, Jr. (7)	763,149	*
Peter M. Mavoides	489,730	*
Michael A. Bender (7)	397,157	*
Gregg A. Seibert (7)	183,438	*
Mark L. Manheimer (7)	145,018	*
Ryan A. Berry (7)	46,232	*
Kevin M. Charlton	28,909	*
Sheli Z. Rosenberg	27,129	*
Nicholas P. Shepherd	24,409	*
Richard I. Gilchrist	24,409	*
David J. Gilbert	24,409	*
Diane M. Morefield	24,409	*
Todd A. Dunn	24,409	*
Thomas D. Senkbeil	15,701	*

All Directors, Director Nominees and Executive Officers as a Group (14 persons)	2,218,508	0.5%

*	Represents less than 1.0%.
(1)	Assumes 441,400,112 shares of our common stock are outstanding as of April 14, 2015.

(2) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2015, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 792,727 and 52,822,971 shares of our common stock, respectively, and shared power to vote or direct the vote, and shared power to dispose or direct the disposition of 75,200 and 307,825 shares of our common stock, respectively. As of December 31, 2014, Vanguard was the beneficial owner of 53,130,796 shares of the common stock outstanding of the Company. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 17, 2015, Cohen & Steers, Inc. (“Cohen & Steers”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 13,240,264 and 30,728,071 shares of our common stock, respectively. As of December 31, 2014, Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 30,672,522 shares of the common stock outstanding of the Company as a result of its servicing as investment manager of collective trust accounts. As of December 31, 2014, Cohen & Steers UK Limited, a wholly-owned subsidiary of Cohen & Steers, was the beneficial owner of 55,549 common shares of the common stock outstanding of the Company as a result of its servicing as an investment manager of collective accounts. The address of the principal business office for Cohen & Steers is 280 Park Avenue, 10th Floor, New York, 10017. The principal address for Cohen & Steers UK Ltd., is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(4) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 6, 2015, Vanguard REIT Index Fund has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 29,603,729 and zero shares of our common stock, respectively. As of December 31, 2014, Vanguard REIT Index Fund, an affiliate of the Vanguard Group, was the beneficial owner of 29,603,729 shares of the common stock outstanding of the Company. The address for Vanguard REIT Index is 100 Vanguard Blvd. Malvern, PA 19355.

(5) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 2, 2015, CBRE Clarion Securities, LLC. (“CBRE”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 13,955,787 and 24,851,687 shares of our common stock, respectively. As of December 31, 2014, CBRE was the beneficial owner of 24,851,687 shares of the common stock outstanding of the Company as a result of its servicing as investment manager of collective trust accounts. The address of the principal business office for CBRE Clarion Securities, LLC is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.

(6) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2015, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 23,167,227 and 24,401,629 shares of our common stock, respectively. As of December 31, 2014, BlackRock, Inc., was the beneficial owner of 24,401,629 shares of the common stock outstanding of the Company as a result of its servicing as investment manager of collective trust accounts. The address of the principal business office for BlackRock, Inc., is 55 East 52nd Street, New York, NY 10022.

(7) Number includes shares of restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. Messrs. Nolan, Bender, Seibert, Manheimer and Berry have unvested restricted shares of 397,132, 186,723, 107,121, 86,292 and 36,983, respectively. Number does not include shares potentially awardable under performance share award agreements made to Messrs. Nolan, Bender, Seibert, Manheimer and Berry. The aggregate target number of performance shares awardable under those agreements are 360,616 shares for Mr. Nolan, 104,988 shares for Mr. Bender, 87,779 shares for Mr. Seibert, 75,614 shares for Mr. Manheimer and 15,103 shares for Mr. Berry.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2014 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (1)	635,797	$9.12	2,511,207
Equity compensation plans not approved by stockholders	–	–	–

Total	635,797	$9.12	2,511,207

(1)	Consists of (a) shares of common stock reserved for future issuance pursuant to our 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012, and (b) 25,000 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

(2)	Includes (a) 610,797 target performance shares that have been granted, but not yet issued as of December 31, 2014, and (b) 25,000 shares issuable upon the exercise of outstanding options. Grantees are eligible to vest in up to 250% of the target number of performance shares.

(3)	Represents the weighted average exercise price of outstanding options. The performance shares do not have an exercise or strike price.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Nine directors currently serve on our Board. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each individual presently serving as a director, for election at the Annual Meeting. Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Nominees for Board of Directors:  Spirit is committed to solid corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. The Company is governed by a nine-member Board, and our current Board has nominated the following nine persons, all of whom are current directors of the Company for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2016 and until their respective successors have been duly elected and qualify.

Thomas H. Nolan, Jr.	Age: 57 Chairman and Chief Executive Officer since 2011

Business Experience:  Mr. Nolan previously worked for General Growth Properties, Inc., (NYSE: GGP) serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds.

Skills and Qualifications:  Mr. Nolan was nominated by our Board to serve as a director based on his public company executive management experience, capital markets knowledge and public company board experience, and specifically, his extensive experience in the real estate investment industry and knowledge of public real estate investment trusts. Please see the discussion above under “Board of Directors Leadership Structure” for a discussion of why the Board believes Mr. Nolan’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders.

Current Public Company Directorships:  Washington REIT (NYSE: WRE)

Other Directorships:  Former member of the board of directors for General Growth Properties, Inc. (NYSE: GGP)

Education:  Mr. Nolan earned a BA in Business Administration from the University of Massachusetts.

Kevin M. Charlton	Age: 49 Director since 2009 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Mr. Charlton is the Managing Partner of River Hollow Partners, a private equity firm that focuses on manufacturing, distribution, consumer products and retail investments of lower-middle market companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities as well as portfolio company management. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorganChase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Skills and Qualifications:  Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.

Current Public Company Directorships:  None

Other Directorships:  Mr. Charlton was also the President & Chief Operating Officer, and a member of the Board of Directors, of Hennessy Capital Acquisition Corp. (“HCAC”), a publicly traded blank check company founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, at which point Mr. Charlton resigned from his positions. In addition, he has served on the boards of directors of more than 15 private companies and their subsidiaries in a variety of roles.

Education:  Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

Todd A. Dunn	Age: 51 Director since 2012 Nominating & Corporate Governance Committee

Business Experience:  Mr. Dunn has served as an Executive Advisor to Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009; Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc. serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.

Skills and Qualifications:  Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Mr. Dunn currently serves as a director of Ames Taping Tools, a designer, manufacturer, marketer and distributor of automatic taping and finishing tools.

Education:  Mr. Dunn received a BBA in Finance from the University of Texas at Austin.

David J. Gilbert	Age: 57 Director since 2012 Audit Committee Compensation Committee (Chair)

Business Experience:  Since 2010, Mr. Gilbert has served as President and Chief Investment Officer and Head of Acquisitions for Clarion Partners, a real estate investment company formerly owned by ING Group. Mr. Gilbert is also responsible for Clarion Partners Research and Investment Strategy Group, ensuring that research is fully integrated into all phases of the investment process. Mr. Gilbert joined Clarion Partners in 2007 as a Managing Director and Global Head of the ING Global Opportunity Fund. From 2005 to 2007, he worked as a Managing Director and head of the Alternative Real Estate Group at JPMorgan Asset Management and, from 1998 to 2004, he worked as a General Partner and head of the Worldwide Real Estate Group at JPMorgan Partners, which is the private equity branch of JPMorgan Chase. He also served as the Co-Chairman of The Peabody Funds, an $830 million global real estate opportunity fund jointly sponsored by JPMorgan Partners and The O’Connor Group, from 2001 to 2004. From 1996 to 1998, Mr. Gilbert served as a Senior Investment Officer of the California Public Employees’ Retirement System (CalPERS) and, from 1982 to 1996, worked in the real estate industry in various positions at JPMorgan & Company, Prudential Real Estate Investors, First Boston Corporation and Salomon Brothers, Inc. From 1980 to 1982, Mr. Gilbert worked for Price Waterhouse as an auditor and consultant.

Skills and Qualifications:  Mr. Gilbert was nominated by our Board to serve as a director based on his over 30 years’ experience in the real estate industry and with real estate investment trust business models, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Mr. Gilbert is a member of Clarion Partners’ executive board, compensation committee and operating committee, as well as Chairman of its investment committee.

Education:  Mr. Gilbert received a BA in accounting from the University of Massachusetts Amherst and a MBA in real estate finance from the Wharton School of Finance at the University of Pennsylvania.

Richard I. Gilchrist	Age: 69 Director since 2012 Lead Independent Director Compensation Committee

Business Experience:  Since 2011, Mr. Gilchrist has served as Senior Advisor responsible for acquisitions and investments at The Irvine Company – a privately-held real estate investment company. From 2006 to 2011 he served as President of The Irvine Company’s Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Skills and Qualifications:  Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of two public REITs.

Current Public Company Directorships:  He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. (NYSE:VTR) and BioMed Realty Trust (NYSE:BMR). He serves on the executive compensation committee of Ventas, Inc., and the nominating and governance committee and compensation committee of BioMed Realty Trust, serving as the Chairman of the BioMed compensation committee.

Other Directorships:  Mr. Gilchrist is a member of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. He is also a member of the Advisory Board of the University of California, Los Angeles School of Law.

Education:  Mr. Gilchrist earned a BA from Whittier College and a JD from the University of California, Los Angeles School of Law.

Diane M. Morefield	Age: 56 Director since 2012 Audit Committee (Chair)

Business Experience:  Since April 2010, Ms. Morefield has served as the Executive Vice President, Chief Financial Officer of Strategic Hotels & Resorts, Inc., a publicly-traded REIT that owns luxury hotels and resorts. From December 2009 to March 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. Within her capacity at Equity International, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, and treasury and was actively involved in significant capital raising. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, the largest publicly-traded office REIT and owner of office buildings in the United States, serving as Regional Senior Vice President for the company’s Midwest region from 2004 to 2006 and Senior Vice President—Investor Relations from 1997 to 2004. Ms. Morefield worked as a Senior Manager of the Solutions Consulting Group of Deloitte & Touche LLP from 1994 to 1997. From 1983 to 1993, she worked at Barclays Bank, serving as Vice President/Team Leader of the Real Estate Group from 1986 to 1993, Assistant Vice President in 1985 and a loan officer from 1983 to 1984. From 1980 to 1983, Ms. Morefield worked as an Auditor at Arthur Andersen & Co.

Skills and Qualifications: Ms. Morefield was nominated by our Board to serve as a director based on her extensive experience in the real estate industry and with REIT business models, including her current service as an executive officer and chief financial officer of a public REIT and experience as an operating executive of several private real estate companies, her internal and external risk oversight expertise, and her capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Ms. Morefield is a Member of The Chicago Network, Leadership Greater Chicago Fellows Program and Board member of the Chicagoland Chamber of Commerce.

Education:  Ms. Morefield has completed board of director training at the Kellogg School of Management at Northwestern University and The University of Chicago Booth School of Business. She received a BS in Accountancy from the University of Illinois and a MBA from The University of Chicago.

Sheli Z. Rosenberg	Age: 73 Director since 2013 Compensation Committee Nominating & Corporate Governance Committee

Business Experience:  Ms. Rosenberg currently serves as Principal of Roselin Investments, as well as a consultant to the law firm Skadden, Arps, Slate, Meagher & Flom LLP, for whom she was Counsel from May 2011 until becoming a consultant to them in January 2014. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1994 as General Counsel and was Chief Executive Officer from 1999 to 2000 and Vice Chairman from 2000 to 2003, before departing in 2003. Prior to joining Equity Group Investments, L.L.C., Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg was an adjunct professor at the Kellogg School of Management at Northwestern University from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.

Skills and Qualifications:  Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer of a public REIT, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.

Current Public Company Directorships:  Equity LifeStyle Properties, Inc. (NYSE: ELS), Strategic Hotels & Resorts, Inc. (NYSE: BEE), and Nanosphere, Inc. (NASDAQ: NSPH)

Other Directorships:  Former member of the board of directors for Ventas, Inc. (NYSE: VTR), General Growth Properties (NYSE: GGP), CVS Caremark Corporation (NYSE: CVS), Capital Trust, Inc., a finance and investment management company focused on the commercial real estate industry, Avis Budget Group (NASDAQ: CAR) and a former trustee of Equity Residential and Equity Office Properties.

Education:  Ms. Rosenberg received a BA from Tufts University and a JD from the Northwestern University School of Law.

Thomas D. Senkbeil	Age: 65 Director since 2013 Audit Committee
Business Experience: Since 2009, Mr. Senkbeil formed, and has served as Managing Partner of Senkbeil & Associates, which invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc., which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. From 1992 to 2000, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996 and is currently a member of ULI Multifamily Council.

Skills and Qualifications:  Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Current Public Company Directorships:  None

Other Directorships:  Mr. Senkbeil currently serves on the Board of Directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management.

Education:  Mr. Senkbeil received a BS from Auburn University and a MBA from the Kenan-Flagler Business School at the University of North Carolina.

Nicholas P. Shepherd	Age: 56 Director since 2012 Nominating & Corporate Governance Committee (Chair)

Business Experience:  Since 2009, Mr. Shepherd has served as the President and Chief Executive Officer of TGI Fridays Inc. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985

Skills and Qualifications:  Mr. Shepherd was selected by our Board of Directors to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.

Current Public Company Directorships:  None

Other Directorships:  From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education:  Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Nominees’ Skills, Experience and Qualifications: The Nominating and Corporate Governance Committee meets, at a minimum, annually and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Nolan, Thomas H. Jr	Charlton, Kevin M.	Dunn, Todd A.	Gilbert, David J.	Gilchrist, Richard I.	Morefield, Diane M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.

INDEPENDENCE: Pursuant to NYSE standards		✓	✓	✓	✓	✓	✓	✓	✓

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards	✓		✓	✓		✓		✓

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions	✓	✓	✓	✓	✓	✓	✓	✓	✓

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	✓		✓	✓	✓	✓	✓	✓	✓

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved	✓	✓	✓	✓	✓	✓	✓	✓	✓

REAL ESTATE EXPERIENCE: General real estate experience and knowledge	✓	✓	✓	✓	✓	✓	✓	✓	✓

REIT EXPERIENCE: Deep expertise in REIT business models	✓			✓	✓	✓	✓	✓

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	✓	✓	✓	✓	✓	✓		✓	✓

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	✓	✓	✓	✓	✓	✓	✓	✓	✓

EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	✓	✓	✓	✓	✓	✓	✓	✓	✓

HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	✓	✓		✓	✓	✓	✓	✓	✓

LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources			✓	✓	✓		✓	✓	✓

PUBLIC COMPANY: Experience as executive or board member with a public company	✓			✓	✓	✓	✓	✓	✓

PROPOSAL 2: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

Ernst & Young LLP audited our financial statements for the year ended December 31, 2014 and has been our independent registered public accounting firm since our 2012 IPO. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm and at any time during the year if the Audit Committee Determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm: In connection with the Cole II Merger, our prior legal entity merged with and into the Cole II legal entity. As a result, Cole II was deemed the “legal acquirer” and pre-merger, Spirit Realty Capital was deemed the “accounting acquirer.” The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013. Fees paid prior to July 17, 2013, were paid by our prior legal entity pre-merger Spirit Realty Capital and fees paid subsequent to July 17, 2013 were paid by post-merger Spirit Realty Capital, the current legal entity and registrant (in thousands):

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees	$1,596	$1,808
Audit-Related Fees	-	506
Tax Fees	542	1,532
All Other Fees	2	411

Total Fees	$2,140	$4,257

Audit Fees:  For the fiscal year ended December 31, 2014, includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings. For the fiscal year ended December 31, 2013, includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with the Cole II Merger

Audit-Related Fees:  Includes financial and real estate due diligence in connection with the Cole II Merger.

Tax Fees:  Includes tax preparation services and domestic tax planning and advice. In addition, 2013 fees include Cole II Merger tax due diligence and structuring, and transfer tax analysis and compliance.

All Other Fees:  Includes access to online accounting research tools. In addition, 2013 fees include advisory services related to the integration of the merged companies

All of the services performed by Ernst & Young LLP for the Company during 2014 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2013 represent fees paid by the pre-Merger Cole II legal entity, as the current registrant, prior to July 17, 2013 (in thousands):

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees	$-	$116
Audit-Related Fees	-	-
Tax Fees	-	217
All Other Fees	-	-

Total Fees	$-	$333

Audit Fees: These are fees for professional services performed for the audit of the annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte & Touche LLP. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, audits of acquired properties or businesses, property audits required by loan agreements, and statutory audits

Tax Fees: These are fees for all professional services performed, except those services related to the audit of the financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues in addition to Cole II Merger tax due diligence and structuring charges. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence

All of the services performed by Deloitte & Touche LLP for the Company during 2013 were either expressly pre-approved by the pre-merger Audit Committee of the Cole II legal entity or were pre-approved in accordance with the pre-merger Cole II legal entity Audit Committee Pre-Approval Policy

Audit Committee Pre-Approval Policy: The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre- approve particular services on a case-by-case basis

PROPOSAL 3:  ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding, advisory basis the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer and our three other highest paid executives), as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

Our next vote on a “say-on-pay” proposal after the vote this Proposal 3 is expected to be held at our annual meeting in 2016.

Annual Report on Form 10K:  Our 2014 Annual Report on Form 10-K accompany this Proxy Statement. Stockholders may obtain a copy of these documents, excluding exhibits, without charge upon request to our Investor Relations Department., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Electronic copies of these documents are also available for downloading in the Investor Relations section of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference:  The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Under SEC rules, any stockholder proposal intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us at our principal executive offices at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 not later than December 31, 2015 and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

Under our Bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2016 Annual Meeting at least 120 days, but not more than 150 days, prior to May 28, 2016, the first anniversary of this year’s Annual Meeting. As a result, any notice given by a stockholder pursuant to our Bylaws (and not pursuant to Rule 14a-8) must be received no earlier than December 30, 2015 and no later than January 29, 2016. However, if we hold our 2016 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to that annual meeting date, and not later than the 120th day prior to that annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2016 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Stockholders may obtain a copy of our Bylaws upon request and without charge from our Corporate Secretary at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

ANNEX A: NON-GAAP FINANCIAL MEASURES RECONCILIATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

December 31, 2014
Net income (loss) attributable to common stockholders	$(33,799)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	247,587
Discontinued operations	—
Portfolio impairment
Continuing operations	36,013
Discontinued operations	417
Realized gain on sales of real estate	(13,728)

Total adjustments	270,289

Funds from operations (FFO) attributable to common stockholders	$236,490
Add/(less):
Loss (gain) on debt extinguishment	64,750
Continuing operations	—
Discontinued operations	—
Finance restructuring charges	13,022
Real estate acquisition costs	3,631
Non-cash interest expense	5,175
Accrued interest on defaulted loans	3,103
Non-cash revenues	(16,732)
Non-cash compensation	11,346

Total adjustments to FFO	84,295

Adjusted funds from operations (AFFO) attributable to common stockholders	$320,785
AFFO per share of common stock (diluted) (1)	$0.82
Weighted average shares of common stock outstanding (diluted)	387,585,580

(1)	AFFO per share for the year ended December 31, 2014 deducts dividends paid to participating stockholders of $1,099 in its computation.

December 31, 2014
Revolving credit facilities	$15,181
Mortgages and notes payable, net	3,658,496
Convertible Notes	695,957
4,369,634
Add/(less):
Preferred stock	—
Unamortized debt discount/(premium)	51,586
Cash and cash equivalents	(176,181)
Cash collateral deposits for the benefit of lenders classified as other assets	(29,483)

Total adjustments	(154,078)

Adjusted Debt (a)	$4,215,556

A-1

Three Months Ended December 31, 2014
Net income attributable to common stockholders	$34,113
Add/(less) (b):
Interest	56,144
Depreciation and amortization	63,380
Income tax expense	87

Total adjustments	119,611

EBITDA	$153,724
Add/(less) (b):
Real estate acquisition costs	1,259
Impairments	(5,631)
Losses / (gains) on sales of assets	(11,557)
Losses on debt extinguishments	254

Total adjustments to EBITDA	(15,675)

Adjusted EBITDA	138,049

Annualized Adjusted EBITDA (c)	$552,196

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.6

(a)	Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discount, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors
(b)	Adjustments include all amounts charged to continuing and discontinued operations.
(c)	Adjusted EBITDA multiplied by 4.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

SPIRIT REALTY CAPITAL, INC.

May 28, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

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ACCOUNT NUMBER

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18368
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. To elect the nine nominees for director in the proxy statement, each to serve for a one year term and until their respective successors are duly elected and qualified:				2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Kevin M. Charlton O Todd A. Dunn O David J. Gilbert O Richard I. Gilchrist O Diane M. Morefield O Thomas H. Nolan, Jr. O Sheli Z. Rosenberg O Thomas D. Senkbeil O Nicholas P. Shepherd		3. To approve, on an advisory basis, the compensation of our named executive officers as described in the proxy statement.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

    Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Proxy for Annual Meeting of Stockholders of Spirit Realty Capital, Inc. on May 28, 2015

Solicited on Behalf of the Board of Directors

The undersigned may revoke or change this proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy. Written notice of revocation or a subsequent proxy should be sent to: Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, AZ 85260, Attention: Corporate Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the Proxy Statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side.)

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